EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Caneum, Inc. (the “Company”) on Form S-8 of our report dated March 23, 2006, except for Note 8, as to which the date is March 30, 2006, appearing in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005.
/s/ Haskell & White LLP

HASKELL & WHITE LLP
June 15, 2006
Irvine, California